Exhibit 2.1

STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

by and among

LEAGUE NOW HOLDINGS, INC.

a Florida Corporation;

and

INFINITI SYSTEMS GROUP, INC.

an Ohio Corporation

effective as of December 31, 2011

i

ii

iii

STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

THIS STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE, made and entered into as of this 31st day of December, 2011 (the “Agreement”), by and between League Now Holdings, Inc., a Florida corporation with its principal place of business located at 5601 West Spring Parkway, Plano, TX 775021 (“League Now"); and Infiniti Systems Group, Inc., an Ohio corporation with its principal place of business at 6980 South Edgerton Road, Brecksville, Ohio 44141 (“Infiniti”).

WHEREAS, this Agreement provides for the acquisition of Infiniti whereby Infiniti shall become a wholly owned subsidiary of League Now and in connection therewith, the issuance of 30 million (30,000,000) total of shares of League Now common stock, which will represent, and equate to, 60% of the issued and outstanding common stock to Infiniti after the transaction is closed.

WHEREAS, the boards of directors of League Now and Infiniti have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

Agreement
NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS AND WARRANTIES OF LEAGUE NOW

As an inducement to and to obtain the reliance of Infiniti, League Now represents and warrants as follows:

Section 1.1  Organization.  League Now is a corporation duly organized, validly existing, and in good standing under the laws of Florida and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the Schedules attached hereto (hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of League Now’s articles of incorporation or bylaws.  League Now has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 1.2  Capitalization.  The authorized capitalization of League Now consists of 100,000,000 shares of common stock, $0.001 par value per share; and 10,000,000 shares of preferred stock, $0.001 par value.  As of the date hereof, League Now has 45,748,288 common shares issued and outstanding; and no share of preferred stock issued and outstanding.

All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person.  There are no securities, warrants or options authorized or issued.

Section 1.3  Subsidiaries.  League Now has no subsidiaries.

Section 1.4  Tax Matters: Books and Records.

(a)	The books and records, financial and others, of League Now are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

(b)	League Now has no liabilities with respect to the payment of any country, federal, state, county, or local taxes (including any deficiencies, interest or penalties).

Section 1.5  Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or threatened by or against or affecting League Now or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of League Now.  League Now is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.6  Material Contract Defaults.  League Now is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of League Now, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which League Now has not taken adequate steps to prevent such a default from occurring.

Section 1.7  Information.  The information concerning League Now as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.

Section 1.8  Title and Related Matters. League Now does not have substantial assets, however, League Now has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interest in properties and assets, real and personal (collectively, the “Assets”) free and clear of all liens, pledges, charges or encumbrances.  League Now owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with League Now’s business.   No third party has any right to, and League Now has not received any notice of infringement of or conflict with asserted rights of other with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly on in the aggregate, if the subject of an unfavorable decision ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of League Now or any material portion of its properties, assets or rights.

Section 1.9  Contracts. On the closing date:

(a)
Other than as set forth on the most recent public filings for League Now, there are no material contracts, agreements, franchises, license agreements, or other commitments to which League Now is a party or by which it or any of its properties are bound;

(b)
League Now is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award materially and adversely affects, or in the future may (as far as League Now can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of League Now; and

(c)
League Now is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii)  agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties, of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; and (vii) contract, agreement or other commitment involving payments by it for more than $10,000 in the aggregate.

Section  1.10  Compliance With Laws and Regulations. To the best of League Now’s knowledge and belief, League Now has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of League Now or would not result in League Now incurring material liability.

Section 1.11  Approval of Agreement. The directors of League Now have authorized the execution and delivery of this Agreement and have approved the transactions contemplated.  A copy of the Director’s Resolution authorizing entry into this Agreement is attached as Schedule 1.11.

Section 1.12  Material Transactions or Affiliations.  There are no material contracts or agreements of arrangement between League Now and any person, who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known to beneficially own ten percent (10%) or more of the issued and outstanding Common Shares of League Now and which is to be performed in whole or in part after the date hereof.  League Now has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into material transactions with any such affiliated person.

Section 1.13  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which League Now is a party or to which any of its properties or operations are subject.

Section 1.14  Governmental Authorizations. League Now has all licenses, franchises, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by League Now of this Agreement and the consummation of the transactions contemplated hereby.

Section 1.15  Ownership of Stock. League Now is the lawful owners of the stock to be exchanged with Infiniti or its designees and shall be free and clear of all liens, encumbrances, restrictions and claims of every kind and character, other than any of the foregoing arising from actions by Infiniti (collectively, "Encumbrances") as of the Closing Date. The delivery to Infiniti of the stock pursuant to the provisions of this Agreement will transfer to Infiniti valid title thereto, free and clear of any and all Encumbrances.

ARTICLE II
REPRESENTATIONS, COVENANTS AND WARRANTIES OF INFINITI

As an inducement to, and to obtain the reliance of League Now, Infiniti represents and warrants as follows:

Section 2.1  Organization.  Infiniti is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the attached Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Infiniti’s certificate of incorporation or bylaws.  Infiniti has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 2.2  Capitalization.  Infiniti’s authorized capitalization consists of a total of 750 shares of Common Stock no par value, of which 100 shares are issued and outstanding, held by the individuals and entities listed on Schedule 2.2.

All issued and outstanding common shares have been legally issued, fully paid, are nonassessable and not issued in violation of the preemptive rights of any other person.  Infiniti has no other securities, warrants or options authorized or issued.

Section 2.3  Subsidiaries.  Infiniti has no subsidiaries.

Section 2.4  Tax Matters, Books & Records.

(a)	Infiniti’s books and records, financial and others are in all material respects complete and correct and have been maintained in accordance with good business accounting practices;

(b)	Infiniti has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties); and

(c)	Infiniti shall remain responsible for all debts incurred prior to the closing.

Section 2.5  Information.  The information concerning Infiniti as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.6  Title and Related Matters.  Infiniti has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal (collectively, the "Assets") free and clear of all liens, pledges, charges or encumbrances.  Except as set forth in the attached Schedules, Infiniti owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Infiniti’s business.  Except as set forth in the attached Schedules, no third party has any right to, and Infiniti has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Infiniti or any material portion of its properties, assets or rights.

Section 2.7  Litigation and Proceedings.  There are no actions, suits or proceedings pending or threatened by or against or affecting Infiniti, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of Infiniti.  Infiniti does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 2.8  Contracts. On the Closing Date:

(a)
Except for those enumerated on the attached Schedules, there are no material contracts, agreements, franchises, license agreements, or other commitments to which Infiniti is a party to or by which it or any of its subsidiaries or properties are bound;

(b)
Except as enumerated on the attached Schedules, Infiniti is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as Infiniti can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of Infiniti; and

(c)
Except as enumerated on the attached Schedules, Infiniti is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; and (vii) contract, agreement, or other commitment involving payments by it for more than $10,000 in the aggregate.

Section 2.9  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Infiniti is a party or to which any of its properties or operations are subject.

Section 2.10  Material Contract Defaults.  To the best of Infiniti’s knowledge and belief, it is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Infiniti, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Infiniti has not taken adequate steps to prevent such a default from occurring.

Section 2.11  Governmental Authorizations. To the best of Infiniti’s knowledge, Infiniti has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Infiniti of the transactions contemplated hereby.

Section 2.12  Compliance With Laws and Regulations.  To the best of Infiniti’s knowledge and belief, Infiniti has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Infiniti or would not result in Infiniti’s incurring any material liability.

Section 2.13  Insurance.  All of Infiniti’s insurable properties are insured for Infiniti’s ‘s benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date.

Section 2.14  Approval of Agreement.  The directors of Infiniti have authorized the execution and delivery of this Agreement and have approved the transactions contemplated hereby.

Section 2.15  Material Transactions or Affiliations.  As of the Closing Date, there will exist no material contract, agreement or arrangement between Infiniti and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Infiniti to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of Infiniti.  Infiniti has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

ARTICLE III
EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 3.1  Share Exchange/Delivery of Infiniti Securities.  On the Closing Date, Infiniti shall deliver to League Now all of its issued and outstanding shares, duly endorsed in blank or with executed power attached thereto in transferable form, so that Infiniti shall become a wholly owned subsidiary of League Now.

Section 3.2  Issuance of League Now Shares.  In exchange for all of the Infiniti Common Shares tendered pursuant to Section 3.1, League Now shall issue to Infiniti shareholders listed on Schedule 3.2 hereof a total of 30 million (30,000,000) common shares of League Now, which will represent, and equate to 60% of League Now’s issued and outstanding common stock after the closing of this transaction on a fully diluted basis, in the manner set forth in Schedule 3.2.  Such shares are restricted in accordance with Rule 144 of the 1933 Securities Act.

Section 3.3  Special Voting Rights.  A portion of the shares of League Now common stock issued to the Infiniti shareholders on the Closing Date equal to 30 million (30,000,000) shares (the “Super Voting Shares”), shall have voting rights equal to five (5) shares of common stock on all issues brought before the shareholders of League Now; provided, however, that (a) the dividend rights attributable to the Super Voting Shares shall not differ from those of the class of shares of common stock held by other shareholders of League Now; (b) the special voting rights of the Super Voting Shares will terminate upon the transfer, sale, pledge or other alienation of such Super Voting Shares from the possession of the Infiniti shareholders; and (c) such special voting rights for the Super Voting Shares shall not extend to issues whereby other shares of League Now may become diluted, reverse-split or subject to any other adverse conditions; and (d) such special voting rights for the Super Voting Shares shall not extend to the declaration of special dividends or increases in salaries or bonuses which have not been consented to by the Board of Directors of the Company.

Section 3.4  Events Prior to Closing.  Upon execution hereof or as soon thereafter as practical, management of Infiniti and League Now shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.

Section 3.5  Closing.  The closing ("Closing Date") of the transactions contemplated by this Agreement shall be on the date and at the time the exchange documents are executed herewith.

Section 3.6  Effective Date.  The date, on or after the Closing Date, when all of the terms and conditions of this Agreement are satisfied, including but not limited to the Conditions Precedent set forth in Articles V and VI (the “Effective Date”).

Section 3.7  Termination.

(a)	This Agreement may be terminated by the board of directors or majority interest of shareholders of either Infiniti or League Now, respectively, at any time prior to the Closing Date if:

(i)
there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

(ii)	any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

In the event of termination pursuant to Paragraph (a) of this Section 3.7, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

(b)
This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of League Now if Infiniti shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Infiniti contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Infiniti.  If this Agreement is terminated pursuant to Paragraph (b) of this Section 3.7, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

(c)
This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Infiniti if League Now shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of League Now contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to League Now.  If this Agreement is terminated pursuant to Paragraph (c) of this Section 3.7, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

In the event of termination pursuant to paragraph (b) and (c) of Section 3.7, the breaching party shall bear all of the expenses incurred by the other party in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

Section 3.8  Directors of League Now After Acquisition.  At the Closing Date, a resolution of the Board of Directors of League Now will become effective increasing the Board to five (5) directors and providing that the Board shall be appointed by Infiniti upon the provision of notice of a Special Meeting  or a waiver thereof by holders of the majority of the outstanding shares of League Now.  The new directors will be the ones listed on Schedule 3.8 attached hereto.  The Board resolution will be substantially in the form of Exhibit 3.8 attached hereto.

Section 3.9  Officers of League Now.  Upon the Closing, the persons listed on Schedule 3.9 shall be appointed as Officers of League Now.

ARTICLE IV
SPECIAL COVENANTS

Section 4.1  Access to Properties and Records.  Prior to Closing, Infiniti and League Now have each afforded to the officers and authorized representatives of the other full access to the properties, books and records of each other, so that each has had full opportunity to make such reasonable investigation as it desired to make of the affairs of the other and each has furnished the other with such additional financial and operating data and other information as to the business and properties of each other, as the other shall from time to time reasonably request.

Section 4.2  Availability of Rule 144.  League Now and its shareholders holding “restricted securities,” as that term is defined in Rule 144 of the 1933 Securities Act will remain as “restricted securities.”  League Now is under no obligation to register such shares under the Securities Act, or otherwise.  The stockholders of Infiniti and League Now holding restricted securities of Infiniti and League Now as of the date of this Agreement and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein.  The covenants set forth in this Section 4.2 shall survive the Closing Date and the consummation of the transactions herein contemplated.

Section 4.3  Special Covenants and Representations Regarding the League Now Common Shares to be Issued in the Exchange.  The consummation of this Agreement, including the issuance of the League Now Common Shares to the shareholders of Infiniti as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes.  Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the shareholders of Infiniti acquire such securities.

Section 4.4  Third Party Consents.  League Now and Infiniti agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.5  Actions Prior to and Subsequent to Closing.

(a)	From and after the date of this Agreement until the Closing Date, except as permitted or contemplated by this Agreement, League Now and Infiniti will each use its best efforts to:

(i)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;
(ii)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; and
(iii)	perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business.

(b)	From and after the date of this Agreement until the Closing Date, League Now will not, without the prior consent of Infiniti:

(i)	except as otherwise specifically set forth herein, make any change in its articles of incorporation or bylaws;
(ii)	declare or pay any dividend on its outstanding Common Shares, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;
(iii)	enter into or amend any employment, severance or agreements or arrangements with any directors or officers;
(iv)	grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or
(v)	purchase or redeem any Common Shares.

Section 4.6  Indemnification.

(a)
League Now hereby agrees to indemnify Infiniti, each of the officers, agents and directors and current shareholders of Infiniti as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

(b)
Infiniti hereby agrees to indemnify League Now, each of the officers, agents, directors and current shareholders of League Now as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

Section 4.7  Anti-Dilution.

(a)
After the Closing, if Infiniti determines it is in the best interest of League Now to raise additional funds through the issuance and sale of shares of any of League Now’s capital stock to any third party, such shares will be issued and sold for full and adequate consideration, meaning that such shares will not be discounted more than forty (40%) percent the price per share for such stock based on a trailing thirty day average bid/ask price per share as reported on the OTC Bulletin Board.

(b)
In the event that Infiniti causes League Now to issue any additional shares of its capital stock to third parties as set forth in (a) above, any dilution resulting from such issuance shall be pari passu among the Infiniti Shareholders and the League Now Shareholders, such that their relative positions to each other in respect of ownership of League Now stock at the Closing shall remain proportional following any such additional issuances.  For purposes of this Section 4.7, (i) the term “Infiniti Shareholders” shall mean the persons receiving shares of Common Stock of League Now pursuant to Section 3.2 hereof; and (ii) the term “League Now Shareholders” shall mean the holders of capital stock of League Now prior to the date of the Closing.

(c)
Notwithstanding the foregoing, Infiniti shall have the right to cause League Now to prepare and issue an Employee Incentive Stock Option Plan (“ISOP”); provided that the ISOP shall not exceed an allocation of 3,000,000 (three million) shares of League Now common stock.

(d)
From and after the Closing for a period of twenty four (24) months, without the prior written consent of a majority of the League Now Shareholders, Infiniti shall not cause League Now to  (a) split, reverse-split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (b) spin-off any assets or businesses, sell any assets or businesses or effect any extraordinary corporate transaction, (c) engage in any transaction for the purpose of effecting a recapitalization, or (d) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF LEAGUE NOW

The obligations of League Now under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.1  Accuracy of Representations.  The representations and warranties made by Infiniti in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and Infiniti shall have performed or compiled with all covenants and conditions required by this Agreement to be performed or complied with by Infiniti prior to or at the Closing.  League Now shall be furnished with a certificate, signed by a duly authorized officer of Infiniti and dated the Closing Date, to the foregoing effect.

Section 5.2  Director Approval.  The Board of Directors of League Now shall have approved this Agreement and the transactions contemplated herein.

Section 5.3  Officer's Certificate.  League Now shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Infiniti to the effect that: (a) the representations and warranties of Infiniti set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; (b) Infiniti has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Effective Date; (c) since such date and other than as previously disclosed to Infiniti on the attached Schedules, Infiniti has not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of Infiniti, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Infiniti Schedules, by or against Infiniti which might result in any material adverse change in any of the assets, properties, business or operations of Infiniti.

Section 5.4  No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Infiniti.

Section 5.5  Financial Statements.  League Now shall have received audited financial statements of Infiniti in form required by the rules governing Form 8-K of the Securities Act.

Section 5.6  Other Items.  League Now shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as League Now may reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF INFINITI

The obligations of Infiniti under this Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

Section 6.1  Accuracy of Representations.  The representations and warranties made by League Now in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and League Now shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by League Now prior to or at the Closing.  Infiniti shall have been furnished with a certificate, signed by a duly authorized executive officer of League Now and dated the Closing Date, to the foregoing effect.

Section 6.2  Director Approval.  The Board of Directors of Infiniti shall have approved this Agreement and the transactions contemplated herein.

Section 6.3  Officer's Certificate.  Infiniti shall be furnished with a certificate dated the Closing Date and signed by a duly authorized officer of League Now to the effect that:  (a) the representations and warranties of League Now set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; and (b) League Now has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Effective Date.

Section 6.4  No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of League Now.

Section 6.5  1934 Exchange Act Compliance.  League Now must file any necessary reports to become and stay current with its 1934 Exchange Act filings up to and including the Effective Date of this Agreement. This shall include, but not be limited to, all annual and quarterly filings.

ARTICLE VII
MISCELLANEOUS

Section 7.1  Brokers and Finders.  Other than as set forth on Schedule 7.1 attached hereto, each party to this Agreement represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.2  Law, Forum and Jurisdiction.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, United States of America.

Section 7.3  Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to League Now:	League Now Holdings, Inc.
5601 West Spring Parkway
Plano, Texas 75021

with a copy to:

Fredric H. Aaron, Attorney at Law, P.C.
1670 Old Country Road, Suite 203
Plainview, New York 11803

If to Infiniti:	Infiniti Systems Group, Inc.
6890 South Edgerton Road
Brecksville, Ohio 44141-3184

with a copy to:

Fredric H. Aaron, Attorney at Law, P.C.
1670 Old Country Road, Suite 203
Plainview, New York 11803

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of  the date so delivered, mailed or telegraphed.

Section 7.4  Attorneys' Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.5  Confidentiality.  Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except:  (i)  to the extent such data is a matter of public knowledge or is required by law to be published; and (ii)  to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

Section 7.6  Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 7.7  Third Party Beneficiaries. This contract is solely between Infiniti and League Now and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.8  Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein.  This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Section 7.9  Survival; Termination.  The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 24 months.

Section 7.10  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.11  Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a written consent by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a written consent by the party or parties for whose benefit the provision is intended.

Section 7.12  Expenses.  Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.  The parties have agreed to each pay one-half of the fees of Fredric H. Aaron, Attorney at Law, P.C., and have waived any and all claims of conflict of interests on the part of such firm.

Section 7.13  Headings; Context.  The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 7.14  Benefit.  This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder.  This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 7.15  Public Announcements.  Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

Section 7.16  Severability.  In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 7.17  Failure of Conditions; Termination.  In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement.  In such event, the party that has failed to fulfill the conditions specified in this Agreement will liable for the other parties’ legal fees.  The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

Section 7.18  No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 7.19  Execution Knowing and Voluntary.  In executing this Agreement, the parties severally acknowledge and represent that each:  (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 7.20  Amendment. At any time after the Closing Date, this Agreement may be amended by a writing signed by both parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

[Remainder of Page Intentionally Blank]

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives and entered into as of the date first above written.

ATTEST:	LEAGUE NOW HOLDINGS, INC.

______________________________	By:	/s/ Mario Barton
	Name:	Mario Barton
	Title:	CEO

ATTEST:	INFINITI SYSTEMS GROUP, INC.

/s/ Bruce Veness	By:	/s/ John Bianco
Name: Bruce Veness	Name:	John Bianco
	Title:	President and CEO

SCHEDULE 1.11

See Attached

SCHEDULE 2.2

INFINITI SYSTEMS GROUP, INC.
Capital Structure

Shareholders	Number of shares	Percentage
JOHN BIANCO	100	100%
	100	100%

SCHEDULE 3.2
Issuance of League Now Shares to Infiniti

Shareholders	Number of Shares	Percentage
John Bianco	29,000,000	96.67%
Bruce Veness	700,000	2.33%
Lisa Bischof	300,000	1.0%
TOTAL	30,000,000	100%

SCHEDULE 3.8
Post-Agreement Directors of League Now

Name
John Bianco
Mario Barton
Bruce Veness

SCHEDULE 3.9
Post-Agreement Officers of League Now

Name	Position
John Bianco	President and Chief Executive Officer
Lisa Bischof	Treasurer and Chief Financial Officer
Bruce Veness	Corporate Secretary and Chief Operating Officer

SCHEDULE 7.1
Brokers and Finders

Name	Responsible Party	Compensation
RES Holding Corp.	League Now	Shares of League Now Common Stock

EXHIBIT 3.8
League Now Resolution for Appointment of New Board

See Attached